EXHIBIT 10

Lease Assignment/Contract Rework Services

Thomas Well Project

THIS PARTICIPATION AGREEMENT (“the Agreement”) is made and entered into effective the 1st day of December, 2010, by and between Innocent Inc. (INCT), 2000 NE 22nd St. Wilton Manors, FL., 33305 (“Buyer”), and Sedunda Oportunidad, LLC Ronald Davis (“in trust”)., (Seller) whose address is 4412 8th Street SW, Vero Beach, FL 32968, 772.584.3308, (“Purchaser”) and Seller and Purchaser are sometimes collectively referred to herein as “the Parties”.

W I T N E S S E T H

WHEREAS, Purchaser desires to acquire operating Oil and Gas assets, and

WHEREAS, Seller is an individual that recently purchased Oil and Gas Lease rights from a Portfolio Management Company (Original Agreement is attached) and represents that he owns, controls, and have under agreement to acquire or option to acquire or have working interests in certain Oil and Gas Leases, hereinafter sometimes referred to as “Oil and Gas Leases” or contractually and more specifically for this agreement the “Thomas Lease” located within the field description as follows:

The Seller represents it owns, controls, or has commitments to certain oil and Gas leases, hereinafter sometimes referred to as “ Leases: or contractually as the 1 Thomas Well # 1” located within the field description as follows;

Thomas Lease:

WHEREAS, the Seller represents that the Oil and Gas Leases – One well located: Center of South Quarter Section 7, Township 24 North, Range 5 West, Garfield County, Oklahoma

WHEREAS, Purchaser desires to acquire a 100% working interest in the “Thomas Well # 1” that is currently needs reworking as per the AFE as indicated in “Exhibit B”.

WHEREAS, Purchaser has agreed that all rights, titles, interests and privileges granted herein unto Purchaser and all rights and obligations attributable thereto after the date hereof shall be owned and borne by Purchaser in the percentage set forth in this agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

1.

a)

Purchaser Oil and Gas Lease Working Interest

Following the receipt from Purchaser of a timely and duly executed original of this Agreement, the tendering of payment specified in Article I.B. Herein below, Seller will acknowledge the Purchaser has purchased Working Interest in the oil and gas lease it acquires and made a part hereof, of the undivided One Hundred Percent (100%) working interest and to the Oil and Gas Leases acquired by Seller subject to the following terms, conditions, reservations and limitations:

b)

The above-mentioned Working Interest shall be made without warranty of any kind, expressed or implied, except by, through and under Seller.

2.

Said Working Interest shall be made subject to the terms, covenants and conditions of the following:

a)

The terms and provisions in the Oil and Gas Leases subject to this agreement;

b)

The terms and provisions of this agreement;

c)

In the event any oil and gas lease acquired within the lease Area and subject to this Agreement, covers less than the full undivided fee estate in the oil, gas and associated hydrocarbons in the lands covered thereby, or in the event the leasehold interest acquired covers less than 100.00% of the leasehold estate in said lease, then as to such oil and gas lease the interest assigned and the overriding royalty interests reserved herein shall be proportionately reduced as to the interest acquired; and

d)

Seller shall deliver to Purchaser as described in this document with 100% working Interest from a net revenue interest of 82%. The difference goes to the Landowner as Royality.

3).

The interest to be assigned to Purchaser and the interest reserved herein below unto Seller shall be subject to their proportionate share of all royalties, taxes and operating costs.

a)

Consideration;

Purchaser	Working Interest %	Amount
Innocent Inc.	100%	$150,000.00

Payment for the Assignment Agreement/Working Interest is to be paid as follows;

b)

The purchase price is $150,000.00 for 100% of the Lease Rights and the Company will issue a 10% interest bearing Note Payable for the property and take control on a as is and the well must be reworked to become fully operational.

c)

Innocent Inc. must forward $75,000 to the Operator of the Thomas Lease for the completion of piping to the main gas line and reworking the well.

d)

Additional cost will be worked out with the Operator to bring to full production capability by Innocent Inc.

e)

When the initial payment of $75,000 has been paid to the Operator the Lease will be assigned to the Purchaser. In the event, that within 90 days the funding for the operational and well connection and reworking is not progressed to the satisfaction of the seller, the note will be cancelled and the lease rights returned to the seller and any rework/installation funding will be forfeited.

f)

In-or-Out on Prospect Well Completions

All participating parties in the Initial Wells of a given Project elect to complete said well and Purchaser cannot elect to non-consent the completion, the rights of Purchaser for said Project shall, ipso facto, terminate and there shall be an automatic reversion to Seller of all rights, titles and interests assigned to Purchaser pursuant to the terms and provisions of this Agreement. Such interest shall be free and clear of all leasehold burdens, liens and encumbrances not specifically authorized in this agreement.

ARTICLE II

Operating Agreement

It is agreed that the execution of this agreement by the parties hereto shall also constitute acceptance of the terms of a industry standard Operating Agreement, and said Operating Agreement shall become effective as of the date hereof as to all operations and other activities conducted on the Contract Area described therein. In the event of conflict or inconsistency between the terms and provisions of this agreement and those of the Operating Agreement, it is stipulated that the terms and provisions of this agreement shall prevail.

ARTICLE III

Area of Mutual Interest

The “Thomas Well #1” leases and any new lease to be acquired under this agreement, identified within the legal descriptions above, shall be designated as an Area of Mutual Interest (“AMI”) which shall expire on the termination of this Agreement. If any party hereunder acquires any interest within the AMI, the acquiring party will notify the non-acquiring party in writing of the terms of the acquisition and any costs and/or obligations incurred pursuant thereto within fifteen (15) days following the acquisition. The non-acquiring party will elect in writing within thirty (30) days from its receipt of such notice, as to its election to participate or not participate with its proportionate share of the acquisition. Each non-acquiring party’s election to participate will be accompanied by payment of its share of costs associated with the acquisition. If the non-acquiring party elects not to participate with its proportionate share of the acquisition, the acquiring party may retain the interest for its own benefit.

The non-acquiring party’s failure to respond and make payment within the designated time frame shall be deemed an election not to participate in the acquisition. If the interest acquired covers lands lying partially inside and partially outside the boundaries of the AMI, the acquiring party shall offer the entirety of such interest to the non-acquiring party. If a non-acquiring party acquires its proportionate share of such interest, the lands lying outside the AMI and covered by the interest acquired, shall become a part of the “Thomas Well # 1” Lease and any new lease to be acquired subject to this Agreement and the AMI shall be enlarged to include said lands. Each lease, right, title or interest acquired under the terms of this AMI shall be subject solely to the burdens specified in this agreement and shall include specifically the carried working Interest specified in herein above.

The prospect needs to be evaluated by Purchaser’s verification efforts with the understanding that a certain amount of risk is involved in the search and joint venture of oil production in this field despite third party geological reports and efforts by Seller to determine that there are economic quantities of oil to be produced from the “Thomas Lease” lease or any new lease to be acquired under this agreement.

Seller does not normally deal with individuals or companies who are not other oil companies or experienced service contractors or sophisticated investors, and it is understood all parties have experience in the oil and gas industry or understand the risks associated with doing business within that industry.

Seller acquired the property but has no first-hand experience and was relying on the Operator to finalize the start-up and maintain the property, sell was acquired for investment property.

ARTICLE IV

Miscellaneous

A. Paragraph Headings

The paragraph headings inserted in this agreement are utilized solely for reference purposes and do not constitute substantive matter to be considered in construing the terms of this agreement.

B. Time is of the Essence

It is specifically understood and agreed that time is of the essence hereof.

C. Liability

All liability hereunder shall be several and not joint or collective. It is not the purpose of this agreement to create a Partnership for a specific purpose, joint venture, or any other relationship, which would render the parties liable as Parties, associates, or joint ventures.

D. Reassignment

If any party hereto desires to release, surrender, abandon or let expire any of the Oil and Gas Leases, it shall first give the other parties sixty (60) days advance written notice thereof and the other parties shall have the right at their option to receive an assignment of said lease(s) at no cost to the parties receiving the assignment.

E. Entire Agreement

This agreement contains the entire agreement between the parties hereto relative to the “Thomas Well # 1” lease and any new lease to be acquired outlined as described in legal descriptions above. Any prior agreements, promises, negotiations or representations not expressly set forth in this agreement are of no force and effect. No variations, modifications, or changes herein or hereof shall be effective unless evidenced by a written document executed by the parties hereto.

F. Counterparts

This agreement may be executed in any number of counterparts and each counterpart so executed shall have the same force and effect as an original instrument and as if all of the parties to the aggregate counterparts had signed the same instrument, provided that this agreement shall not be effective, as to any party until executed by the party hereto.

G. Binding Agreement

The terms, covenants and conditions of this agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devises, legal representatives, successors and assigns, and such terms, covenants and conditions shall be deemed covenants running with the land; however, it is stipulated that no assignment or transfer by Purchaser however accomplished, of any right, title or interest acquired hereunder shall relieve Purchaser of any liability or obligation previously incurred unless otherwise agreed to in writing by the parties subject hereto.

H. News Releases

Any party hereto desiring to issue a news release concerning operations conducted on the Contract Area shall provide the other parties hereto with copies of the proposed release and no such news release shall be issued without first obtaining the written consent of all parties hereto which consent shall not be unreasonable withheld. The foregoing notwithstanding, unless the other parties object in writing to a proposed news release or the contents thereof within 24 hours after receipt of same, any party failing to object within the time provided will be conclusively presumed to have approved the proposed news release. The leases shall be referred to as the GP Project for identification purposes.

I. Notices/Information

All notices or information authorized or required between the parties and required by the provisions of this agreement or the operating Agreement, unless otherwise specifically provided, shall be given in writing by email or mail, postage or charges prepaid, or by telex or facsimile and addressed to the party to whom the notice is given at the address listed in the Preamble of this agreement. The originating notice given under any provision hereof or in the Operating Agreement shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date and time the originating notice is received.

K. Termination

This agreement terminates if the parties mutually agree or automatically by the seller if the purchase price is not fully settled as outlined under the payment terms in paragraph 3B above or unless other payment terms are agreed to by the Purchaser.

L. Governing Law

This Working Interest Purchase and Sale Agreement shall be governed by and construed in accordance with the State Laws of OK in the United States of America. The Purchaser hereby irrevocably attorneys to the jurisdiction of the courts in the State of OK, USA with respect to any matters arising out of this Participation Agreement and Working Interest

IN WITNESS WHEREOF, this instrument is executed in duplicate by each of the parties hereto as of the date hereinabove first written.

Purchaser: Innocent Inc.

By: /s/Wayne A Doss

Dated: December 1, 2010

Wayne A Doss (President)

Seller: Ronald Davis

By: /s/Ronald Davis

Dated: December 1, 2010

Ronald Davis (Seller)

Sedunda Oportunidad, LLC

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